Exhibit 21.1

LIST OF SUBSIDIARIES

Subsidiaries of the Registrant	Jurisdiction of Organization

Aberco, Inc.	Maryland

Albion Laboratories, Inc.	Nevada

Balchem BV	Netherlands

Balchem Italia Srl	Italy

Balchem Ltd.	Canada

Balchem NV	Belgium

Balchem Pty Ltd.	Australia

Balchem Sdn Bhd	Malaysia

BCP Ingredients, Inc.	Delaware

Biogenic Innovations, LLC	Washington

Cardinal Associates, Inc.	Washington

Kappa Bioscience AS	Norway

Kappa Bioscience Europe GmbH	Germany

Kappa Bioscience USA, Inc.	Delaware

Kappa Solutions AS	Norway

Kechu BidCo AS	Norway

SensoryEffects, Inc.	Delaware

SensoryEffects Cereal Systems, Inc.	Delaware

Stereo Gas Philippines Inc.	Philippines